Exhibit 10.3

Terms of Employment Arrangement
between Slavie Federal Savings Bank
and Philip E. Logan

Mr. Logan is employed on an at-will basis at a rate of pay of $125,840.00 as of January 1, 2009.  Mr. Logan is also eligible to receive annual salary increases as determined by the Compensation Committee of the Board of Directors and an annual bonus as determined by the Compensation Committee of the Board of Directors.  He is also entitled to all benefits available to full-time employees of Slavie Federal Savings Bank.  Mr. Logan received a bonus of $46,453.67 for 2008, which was paid in March, 2009.

Mr. Logan is also compensated for his attendance at board meetings at the same rate as other board members.  Mr. Logan received $27,550.00, including a $6,000.00 bonus, for his service as a director during 2008.